Exhibit 99.1

Phoenix, AZ – December 21st, 2015 — Alpine 4 Technologies Ltd. ("Alpine 4"), today announced that the Asset Purchase and Share Exchange Agreement agreed to in 2014, by Alpine 4 and AutoTek Inc. ("AutoTek"), was approved by the shareholders of AutoTek at the Special Meeting of Shareholders of AutoTek.

In following with the Registration Statement that was declared effective by the Securities and Exchange Commission on December 7, 2015, and was sent to the AutoTek Shareholders beginning on December 9, 2015, a special meeting was held on December 21, 2015 at 10:00 am.  At the special meeting, sufficient shares were represented in person or by proxy to constitute a quorum of the AutoTek shares. The holders, of a majority of the total outstanding shares of AutoTek common stock, voted in favor of the entry into the Asset Purchase Agreement and Share Exchange by AutoTek and the sale of the Source Code asset to the Company (the "Asset Purchase Transaction").

The AutoTek shareholders will now be able to submit their Share Exchange Form to exchange their AutoTek Common shares for Alpine 4 Class A common shares. The AutoTek shareholders can expect the Share Exchange form to be emailed to them via DocuSign within the next week and shall have 45 days from December 21st 2015 to process their request for the exchange.   Any shareholders that cannot access DocuSign or would prefer a hard copy can request in writing to, Mr. Ian Kantrowitz at 4742 N 24th St Suite 300, Phoenix AZ 85016 and Alpine 4 will mail to them the Share Exchange form.   Shareholders may also download the form from www.alpine4.com under the Investor Relations / Shareholder Info AutoTek tab.

About Alpine 4 Technologies Ltd.
Alpine 4 is a publicly held enterprise with business related endeavors in Automotive Technologies, Electronics Manufacturing, Energy Services & Fabrication Technologies and Clean Energy Solutions.

Four principles at the core of our business are: Synergy. Innovation. Drive. Excellence. At Alpine 4, we believe synergistic innovation drives excellence. By anchoring these words to our combined experience and capabilities, we are able to aggressively pursue opportunities within and across vertical markets. We deliver solutions that not only drive industry standards, but increase value for our shareholders.

Contact Press:
Ian Kantrowitz, Director of Investor Relations
 iank@alpine4.com

SOURCE Alpine 4 Technologies, Ltd
RELATED LINKS
www.alpine4.com

Media Contact: Alpine 4 Technologies, Ltd., media@alpine4.com

Forward-Looking Statements:
The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.